EXHIBIT 10.2

SENIOR OFFICER EMPLOYMENT AGREEMENT

THIS SENIOR OFFICER EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective the 1st day of January, 2014 by and between The GEO Group, Inc. (the "Company") and David Venturella (the " Employee" and, together with the Company, the "Parties").

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the " Board").

NOW THERE FORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.Position and Duties. The Company hereby agrees to continue to employ the Employee and the Employee hereby accepts continued employment and agrees to continue to serve as Senior Vice President, Business Development of the Company. The Employee will perform all duties and responsibilities and will have all authority inherent in the position of Senior Vice President, Business Development.

2.Term of Agreement and Employment. The term of the Employee's employment under this Agreement will be for an initial period of two (2) years, beginning on the effective date of this Agreement, and terminating two years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous "rolling" two-year term until the age of 67 years, unless otherwise terminated pursuant to Section 6 or 7 of this Agreement.

3.Definition - Cause. For purposes of this Agreement, "Cause" for the termination of the Employee's employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company's Chief Executive Officer (CEO): (i) the Employee commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Employee commits a felony or a crime involving moral turpitude; (iii) the Employee breaches any non competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Employee breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Employee engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

4.Compensation.

A.

Annual Base Salary. The Employee shall be paid his current annual base salary of $325,000.00 for the remainder of calendar year 2014 (as such may be amended from time to time, the "Annual Base Salary"). The Company may increase the Annual Base Salary paid to the Employee in an amount to be determined by the Chief Executive Officer of the Company. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its employees from time to time.

B.

Annual Performance Award. For each fiscal year of employment during which the Company employs the Employee, the Employee shall  be entitled to receive a target annual performance award in accordance with the terms of any plan governing employee performance awards then in effect as established by the Board (the "Annual Performance Award").

5.Employee Benefits. The Employee will be entitled to twenty-one (21) paid-time- off (PTO) days of vacation per fiscal year during his/her first ten (10) years of service, and twenty-six (26) paid-time-off (PTO) days of vacation per fiscal year thereafter. The Employee, the Employee's spouse, and qualifying members of the Employee's family  will  be eligible for and will participate in any benefits and perquisites available to other senior vice presidents of the Company, including any group health, dental, life insurance, disability, or other  form  of employee benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the "Employee Benefits").

6.Death or Disability. The Employee's employment will terminate immediately upon the Employee's death. If the Employee becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform the Employee's duties hereunder on a substantially full-time basis, the Employee's employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a " disability" under this Agreement. Such termination shall not affect the Employee's benefits under the Company's disability insurance program, if any, then in effect.

7.Termination. Either the Employee or the Company may terminate this Agreement for any reason upon not less than thirty (30) days written notice.

A.

Termination of Employment Without Cause or Upon the Death or Disability of the Employee. Upon the termination of the Employee's employment under this Agreement by the Company without Cause or the death or disability of the Employee, the following shall apply:

(i)

Termination Payment. The Employee shall be entitled to and paid a termination payment (the "Termination Payment") equal to two (2) years' Annual Base Salary as set forth in Section 4 based upon the then current salary level. The Termination Payment shall be made within 10 days of any termination pursuant to this Section 7(A).

(ii)

Termination Benefits. The Company shall continue to provide the Employee and any covered dependents of the Employee (and if applicable, his beneficiaries) with the Employee Benefits (as described in Section 5 hereof) for a period of 2 years after the date of termination of the Employee's employment with the Company. Such Employee Benefits shall be provided at no cost to the Employee in no less than the same amount, and on the same terms and conditions, as in effect on the date on which the termination of employment occurs. If the Employee dies during the 2-year period following a termination pursuant to this Section 7(A),  the Company shall continue to provide the Employee Benefits to the Employee's covered dependents under the same terms as were being provided prior to the Employee's death and, to the extent applicable, to the Employee's estate.

(iii)

Termination Automobile. Within 10 days following termination, the Company shall transfer all of its interest in any automobile  used by the Employee pursuant to the Company's Employee Automobile Policy (the "Employee Automobile Policy") and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Employee or the Company) so that the Employee owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease).

(iv)

Termination Stock Options and Restricted Stock. All of the outstanding unvested stock options and restricted stock granted to the Employee prior to termination will fully vest immediately upon termination, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals are actually met.

B.

Termination of Employment by Resignation of Employee or by the Company With Cause. Upon the termination of the Employee's employment by the voluntary resignation of the Employee or by the Company with Cause, the Employee shall be due no further compensation under this Agreement related to Annual Base Salary, Annual Performance Award, Employee Benefits, or Termination Payment other than  what is due and owing through the effective date of the Employee's resignation or termination.

C.

Retirement Plan Rights Unaffected. Termination of the Employee's employment under this Agreement for any reason, whatsoever, shall not affect the Employee's rights under the Company's retirement plan applicable to the Employee.

8.Restrictive Covenants.

A.

General. The Company and the Employee hereby acknowledge and agree that (i) the Employee is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the "Trade Secrets"), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including,  but not limited to, the protection of the Trade Secrets , in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.

Non Competition. During the period of the  Employee' s  employment with the Company and until two (2) years after the termination of the Employee's employment with the Company, the Employee will not, directly or indirectly, either (i) on the Employee' s own behalf or as a partner, officer, director, trustee, employee, agent,  consultant  or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its affiliates or majority-owned subsidiaries or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Employee is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of the Employee' s employment and until two (2) years after the termination  of  the Employee' s employment, the Employee will not, directly or indirectly, on the Employee' s own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any  person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any employee of the Company or any of its affiliates or majority-owned subsidiaries.

C.

Confidentiality. During and following the period of the Employee' s employment with the Company, the Employee will not use for the Employee's own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries or affiliates and which was acquired by the Employee at any time prior to or during the term of the Employee' s employment with the Company, except with the specific prior written consent of the Company.

D.

Work Product. The Employee agrees that all programs, inventions, innovations, improvements developments methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries and affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its  subsidiaries affiliates, and all existing or future products or services, which are conceived, developed or made by the Employee (alone or with others) during the term of this Agreement ("Work Product") belong to the Company. The Employee will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries and affiliates in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Employee after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Employee agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided,  however, that, this shall  in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

9.Representations. The Employee hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject; (ii) the Employee is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Employee and the Company, this Agreement will be the Employee's valid and binding obligation, enforceable in accordance with its terms.

10.Arbitration. In the event of any dispute between the Company and the Employee with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association.  The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Employee is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys' fees incurred in such arbitration).

11.Assignment. The Employee may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Employee or any rights which the Employee may have under this Agreement. Neither the Employee nor the Employee's beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12.Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

13.Entire Agreement. This Agreement constitutes the only agreement between the Company and the Employee regarding the Employee's employment by the Company. This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Employee regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Employee, duly executed by both Parties.

14.Severability; Survival. In the event that any provision of  this  Agreement  is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties' intention.

The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Employee's relationship with the Company.

15.Notices. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Employee hereunder will be addressed to the Company to the attention of its General Counsel at its main office, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487. Any notice to be given to the Employee will be addressed to the Employee at the Employee's residence address last provided by the Employee to Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16.Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17.	SECTION 409A COMPLIANCE.
A.

GENERAL. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to  Code Section 409A does not so comply, it shall promptly advise the other  and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).

B.

DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the

Employee's service (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Employee within the meaning of Code Section 409A.

C.

NO ACCELERATION OF PAYMENTS. Neither the Company nor the Emp1oyee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.

SIX MONTH DELAY FOR SPECIFIED EMPLOYEES. In the event that the Employee is a "specified employee" (as described in Code Section  409A),  and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Employee shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. ln the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee's "separation from service" (as described in Code Section 409A) (or, if earlier, the date of the Employee's death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.

TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.

REIMBURSEMENTS AND IN-KIND BENEFITS. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the "Reimbursement Plans"), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i)Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii)Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Employee's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 18(G)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii)The reimbursement of an eligible expense is made on or before the last day of the Employee' s taxable year following the taxable year in which the expense was incurred; and

(iv)The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

G.

EMPLOYEE BENEFITS. With respect to any Employee Benefits that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Employee shall be deemed to receive from the Company a monthly payment necessary for the Employee to purchase the benefit in question.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

THE GEO GROUP, INC.

By:	/s/ George C. Zoley
Name: George C. Zoley
Title: Chairman & Chief Executive Officer

EMPLOYEE

	By:	/s/ David Venturella
Name:David Venturella
Title: Senior Vice President, Business Development
The GEO Group, Inc.